Because of the electronic format for filing Form NSAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

Deutsche Bank AG, Netherlands (Via Paris),
Paris, France
Deutsche Bank AG, Frankfurt, Germany
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
UniCredit Bank Serbia JSC, Belgrade, Serbia
United Overseas Bank Limited, Singapore, Singapore
Nedbank Limited, Johannesburg, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda
Deutsche Bank S.p.A., Milan, Italy
Credit Suisse, Zurich, Switzerland
HSBC Bank Middle East Limited, Abu Dhabi,
United Arab Emirates

Type of Custody:  Foreign Custodian Rule 17f 5